Exhibit 99.1

CONTACTS:
Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE:	Colleen M. Brown
January 19, 2012	Chief Financial Officer
412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES

A QUARTERLY DIVIDEND PAYMENT AND FIRST QUARTER EARNINGS

Monroeville, Pennsylvania – January 19, 2012 – Standard Financial Corp. (the “Company”) - (NasdaqCM: STND), the holding company for Standard Bank PaSB, today announced first quarter earnings of $831,000 for the three month period ended December 31, 2011 compared to $18,000 for the three month period ended December 31, 2010. The $813,000 increase in net income for the three months ended December 31, 2011 compared to the prior year quarter was primarily due to a one-time $908,000 after tax expense for a contribution to Standard Charitable Foundation in the first quarter of fiscal 2011. Annualized return on average assets and average equity were 0.76% and 4.25%, respectively, for the quarter ended December 31, 2011 compared to 0.02% and 0.10%, respectively, (0.85% and 4.94%, respectively, excluding the one-time charitable foundation contribution) for the quarter ended December 31, 2010.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of February 2, 2012 and will be paid on February 15, 2012.

Timothy K. Zimmerman, President & CEO, stated, “We are pleased to report a solid quarter of earnings. We continue to be challenged by a difficult economic environment and historical low interest rates. Our focus remains on managing the interest rate margin and asset quality.”

Net interest income for the quarter ended December 31, 2011 of $3.3 million was unchanged from the quarter ended December 31, 2010. The provision for loan losses was $300,000 for the quarter ended December 31, 2011 compared to $350,000 for the quarter ended December 31, 2010. Non-performing loans at December 31, 2011 were $3.8 million or 1.30% of total loans compared to $4.6 million or 1.60% of total loans at September 30, 2011 and $4.0 million or 1.35% of total loans at December 31, 2010.

Total non-interest expenses were $2.4 million for the quarter ended December 31, 2011 compared to $2.3 million for the quarter ended December 31, 2010. The $103,000 or 4.5% increase was due mainly to general cost increases in personnel related and other operating expenses.

Standard Financial Corp., with total assets of $437.3 million at December 31, 2011, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a Member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended December 31,
	2011	2010
Interest and Dividend Income	$4,441	$4,651
Interest Expense	1,125	1,339

Net Interest Income	3,316	3,312
Provision for Loan Losses	300	350

Net Interest Income after Provision for Loan Losses	3,016	2,962
Noninterest Income	594	617
Contribution to Standard Charitable Foundation	—	1,376
Noninterest Expenses	2,418	2,315

Income (Loss) before Income Tax Expense (Benefit)	1,192	(112)
Income Tax Expense (Benefit)	361	(130)

Net Income	$831	$18

Earnings Per Share (EPS)	$0.26	Not Meaningful
Annualized Return on Average Assets (ROA)	0.76%	0.02%
Annualized Return on Average Equity (ROE)	4.25%	0.10%
Net Interest Spread	3.11%	3.05%
Net Interest Margin	3.26%	3.24%

FINANCIAL CONDITION DATA:	December 31, 2011	September 30, 2010
Total Assets	$437,304	$434,619
Cash and Cash Equivalents	12,398	12,658
Total Investment Securities	103,034	105,754
Loans Receivable, Net	290,702	285,113
Deposits	324,359	320,322
Borrowed Funds	30,993	31,417
Total Stockholders' Equity	78,371	78,716

Book Value Per Share	$22.89	$22.63
Tangible Book Value Per Share	$20.14	$19.91

Allowance for Loan Losses to Total Loans	1.47%	1.56%
Non-Performing Assets to Total Assets	1.17%	1.24%
Non-Performing Loans to Total Loans	1.30%	1.60%